Exhibit 3.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS

OF

LANNETT COMPANY, INC.

Effective as of January 16, 2014

The Bylaws of LANNETT COMPANY, INC. (the “Corporation”) are hereby amended as follows:

A new Article XI is hereby added to read in its entirety as follows:

ARTICLE XI

EXCLUSIVE FORUM FOR STOCKHOLDER ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.  The provisions of this Article XI shall apply to all actions filed on or after the date of the adoption of this Article XI.